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
                                                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                                 WASHINGTON, D.C. 20549

---------------------------
FORM 4
---------------------------                          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] CHECK THIS BOX IF
   NO LONGER SUBJECT TO
   SECTION 16. FORM 4 OR
   FORM 5 OBLIGATIONS MAY        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a)
   CONTINUE.                           of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
   SEE INSTRUCTION 1(b)                                      Investment Company Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*               2.  Issuer Name and Ticker or Trading Symbol

                                                        Phar-Mor, Inc.    (PMOR)
----------------------------------------------------------------------------------------------------------
(Last)             (First)               (Middle)       3.  IRS or Social          4.  Statement for
                                                            Security Number of        Month/Year
                                                            Reporting Person
                                                            (Voluntary)
                                                        --------------------------------------------------
                                                                                   April/2001
Estrin, Melvyn J.

--------------------------------------------------------
                  (Street)

                                                                                   5.  If Amendment,


20 Federal Plaza West                                                                 Date of Original
                                                                                      (Month/Year)

------------------------------------------------------- ----------------------------------------------------
(City)            (State)               (Zip)                        TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED,
Youngstown        Ohio                      44501-0400                          DISPOSED OF, OR BENEFICIARY OWNED
------------------------------------------------------- ----------------- ----------------- ----------------
1.  Title of Security                                   2. Transaction    3. Transaction    4.  Securities
    (Instr. 3)                                              Date             Code              Acquired (A)
                                                          (Month/Day         (Instr. 8)        or Disposed
                                                            /Year)                             of (D)
                                                                                               (Instr. 3, 4
                                                                                               and 5)
------------------------------------------------------------------------------------------------------------

                                                                           Code       V          Amount
------------------------------------------------------------------------------------------------------------
Phar-Mor, Inc.
------------------------------------------------------------------------------------------------------------
Common Stock                                                4/16/01          P                   5,000

------------------------------------------------------------------------------------------------------------
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
-------------------------------------------------------------------------------
 6.  Relationship of Reporting Person(s) to Issuer
               (Check all applicable)
     X     Director          X  10% Owner
 ---------                 ------
     X     Officer (give           Other (specify
 ---------   title below   ------           below)

               _______________________


 Mr Estrin is Co-Chairman and Co-CEO of Phar-Mor,
 Inc. Mr. Estrin is also a controlling shareholder of Avatex Corporation, a 41.3% holder of Phar-Mor, Inc.'s common stock.

-------------------------------------------------------------------------------
 7.  Individual or Joint/Group Filing (Check
 Applicable Line)

      _X_Form filed by One Reporting Person
      ___Form filed by More than One Reporting Person
-------------------------------------------------------------------------------
TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIARY OWNED
-------------------------------------------------------------------------------
 5. Amount of    6.  Ownership         7. Nature of
    Securities       Form:  Direct       Indirect
    Beneficially     (D) or Indirect     Beneficial
    Owned at         (I) (Instr. 4)      Ownership
    End of                               (Instr. 4)
    Month
    (Instr. 3
    and 4)
-------------------------------------------------------------------------------
(A)
or (D)  Price
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
A        1.00          6,101,768         By Avatex
                                         Corporation
-------------------------------------------------------------------------------
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).
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

                   TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


---------------------------- -------------- --------------- -------------- ----------------- ------------- --------------
1. Title of Derivative       2.             3.              4.             5. Number of      6.  Date        7. Title
Security (Instr. 3)             Conversion      Transaction   Transaction    Derivative        Exercisable   and
                                or              Date          Code           Securities        and           Amount of
                                Exercise                      (Instr. 8)     Acquired (A)      Expiration    Underlying
                                Price of       (Month/                       or disposed       Date          Securities
                                Derivative     Day/                          of (D)            (Month/     (Instr. 3
                                Security       Year)                       (Instr. 3, 4,       Day/        and 4)
                                                                           and 5)              Year)

---------------------------- -------------- --------------- --------- ---- -------- -------- ------------- -------- -----
                                                                                                           Expira
                                                                                             Date          tion
                                                            Code      V    (A)      (D)      Exercisable   Date     Title
---------------------------- -------------- --------------- --------- ---- -------- -------- ------------- -------- -----
---------------------------- -------------- --------------- --------- ---- -------- -------- ------------- -------- -----
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
 ----------- -------------- --------------- -------------
 8.  Price   9.  Number     10. Ownership   11. Nature
 of          of                 Form of       of
 Derivative  derivative         Derivative    Indirect
 Security    Securities         Security:     Beneficial
 (Instr. 5)  Beneficially       Direct        Ownership
             Owned at End       (D) or       (Instr. 4)
             of Month           Indirect
             (Instr. 4)         (I)
                                (Instr. 4)
---- ------------- -------- ------------ -- -------------
     Amount or              # of
     Number of              Options
     Shares                 owned
---- ------------- -------- ------------ -- -------------
---- ------------- -------- ------------ -- -------------

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
Explanation of Responses:

** International misstatements or omissions of facts constitute Federal Criminal /s/ Melvyn J. Estrin                  May 8, 2001
   Violations.                                                                   --------------------------------   ---------------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                     Melvyn J. Estrin                      May 8, 2001
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   Note:  File three copies of this Form, one of which must be manually signed.
          If space is insufficient, see Instruction 6 for procedure.

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